Exhibit 99.1

Aytu BioPharma Reports Fiscal 2026 First Quarter Operational and Financial Results

Total net revenue of $13.9 million

Net income of $2.0 million, or $0.21 net income per share basic

Adjusted EBITDA1 of $(0.6) million, which includes EXXUA launch investments

$32.6 million cash balance at September 30, 2025

Company remains on track to launch EXXUA™ (gepirone) extended-release tablets (“EXXUA”) in the fourth calendar quarter of 2025 as a centerpiece of its commercial efforts as it enters the over $22 billion United States prescription major depressive disorder (“MDD”) market

Company to host conference call and webcast today, November 13, 2025, at 4:30 p.m. Eastern time

DENVER, CO / November 13, 2025 / Aytu BioPharma, Inc. (the “Company” or “Aytu”) (Nasdaq:AYTU), a pharmaceutical company focused on advancing innovative medicines for complex central nervous system diseases to improve the quality of life for patients, today announced operational and financial results for the fiscal 2026 first quarter.

The Company is also providing an update on its planned commercial launch of EXXUA, a novel first-in-class selective serotonin 5HT1a receptor agonist approved by the United States Food and Drug Administration (“FDA”) for the treatment of MDD in adults.

Q1 Fiscal 2026 Highlights

●

Net revenue of $13.9 million versus $16.6 million in Q1 fiscal 2025. The year ago quarter included a one-time benefit due to an accrued rebate liability related to the ADHD Portfolio, which consists of attention deficit hyperactivity disorder (“ADHD”) products, of $3.3 million, which resulted in an increase in Q1 fiscal 2025 net revenue of $3.3 million (the “rebate”). Excluding the rebate, net revenue would have increased 5% compared to the year ago quarter.

●

ADHD Portfolio net revenue was $13.2 million versus $15.3 million in Q1 fiscal 2025. Excluding the aforementioned rebate, ADHD Portfolio net revenue would have increased 10% compared to the year ago quarter.

●	Pediatric Portfolio, which consists of a line of legacy products, net revenue was $0.7 million versus $1.3 million in Q1 fiscal 2025.
●	Net income of $2.0 million compared to net income of $1.5 million in Q1 fiscal 2025.
●

Adjusted EBITDA was $(0.6) million compared to $1.9 million in Q1 fiscal 2025. During Q1 fiscal 2026, the Company made investments towards the upcoming launch of EXXUA. Excluding these EXXUA launch investments, adjusted EBITDA would have been positive for the 10th consecutive quarter.

●	Cash and cash equivalents were $32.6 million at September 30, 2025.

EXXUA Calendar Fourth Quarter 2025 Commercial Launch Remains on Track

Following Aytu’s June 2025 entry into an exclusive agreement to commercialize EXXUA in the United States, the Company is on track to launch EXXUA in the fourth quarter of calendar 2025. Gepirone is a new chemical entity and is the first and only selective serotonin 5HT1a receptor agonist approved by the FDA for the treatment of MDD in adults. EXXUA is expected to serve as a major growth catalyst for Aytu moving forward as it enters the over $22 billion United States prescription MDD market.

Key launch activity updates include:

●	Finalizing product manufacturing, labeling, serialization and shipment to the Company’s third-party logistics provider with initial shipments on track for delivery in December 2025.
●	Sales force nearing completion of training with finalization to occur in the coming weeks. Launch meeting scheduled to take place in mid-January 2026.
●	Product positioning, preparation of promotional materials, refinement of physician messaging and development of patient support materials is nearing completion.
●	Refinement of sales territory alignments completed with initial physician targeting also completed.
●	Product pricing has been established.
●	New independent, peer-reviewed articles published on EXXUA.
●	Ongoing key opinion leader engagement occurring with initial medical conference attendance completed at the Neuroscience Education Institute (“NEI”) Fall Conference in Colorado Springs.
●	Continuing discussions with commercial and government payors.
●	Finalizing EXXUA integration into the Aytu RxConnect® patient access platform.

On October 28, 2025, the Company announced that the method of use patent (U.S. Patent No. 7,538,116) for EXXUA had been extended through September 2, 2030, under 35 U.S.C. 156. The patent extension further expands upon the new chemical entity (“NCE”) exclusivity period granted by the FDA. Further, the Company has engaged in discussions to expand upon the existing intellectual property (“IP”) through various potential life cycle management approaches.

Management Discussion

“The Aytu team is fully executing on the tremendous opportunity ahead of us to become one of the leaders in addressing complex central nervous system diseases, with a focus on the upcoming launch of EXXUA for major depressive disorder, as well as our ongoing ADHD Portfolio,” commented Josh Disbrow, Chief Executive Officer of Aytu. “The EXXUA launch remains on track to occur by the end of the fourth quarter of calendar 2025, with significant advancements being made to ensure success, including KOL engagement, sales force training, product positioning and pricing, payor assessments and integration with our proprietary Aytu RxConnect® patient access platform.”

“While much of our commercial efforts are focused on the launch of EXXUA, it is gratifying to see that our ADHD Portfolio remains stable. In fact, excluding the one-time benefit from the rebate received in the year ago quarter, ADHD Portfolio net revenue would have increased 10% compared to the year ago period, and was also up on a sequential basis as well. This stability reinforces our long-term belief on the added stickiness and positive economic benefits that are inherent in our Aytu RxConnect® platform through which approximately 85% of our branded ADHD prescriptions are dispensed.”

“The coming months are going to be exciting for Aytu. We are laser focused on a successful commercial launch of EXXUA as we focus on positively impacting the lives of the estimated 21 million Americans affected by MDD,” Disbrow concluded.

Net Revenue by Product Portfolio

	Three Months Ended
	September 30,
	2025	2024
	(in thousands)
ADHD Portfolio	$13,156	$15,264
Pediatric Portfolio	715	1,293
Other*	17	17
Total net revenue	$13,888	$16,574

* Other includes discontinued or deprioritized products.

Q1 Fiscal 2026 Financial Results

Net revenue for the first quarter of fiscal 2026 was $13.9 million, compared to $16.6 million for the prior year period. The year ago quarter includes the rebate that resulted in a one-time increase in Q1 fiscal 2025 net revenue of $3.3 million. Excluding the rebate, net revenue would have increased 5% compared to the year ago quarter.

The ADHD Portfolio net revenue was $13.2 million in the first quarter of fiscal 2026, compared to $15.3 million in the prior year period. Excluding the aforementioned one-time rebate, ADHD Portfolio net revenue would have increased 10% compared to the year ago quarter. The increase is attributable primarily to product price increases and improved gross-to-nets, partially offset by a decrease in total prescriptions.

The Pediatric Portfolio net revenue was $0.7 million in the first quarter of fiscal 2026, compared to $1.3 million in the prior year period. The change in net revenue is attributable primarily to manufacturing delays with one of the Company’s suppliers, which are in the process of being resolved, as well as certain product returns, and a broader deemphasis in marketing towards the Pediatric Portfolio.

Gross profit was $9.2 million, or 66% of net revenue, in the first quarter of fiscal 2026, compared to $12.0 million, or 72% of net revenue, in the same quarter last year. Excluding the aforementioned rebate, gross margins in the year ago period would have been 65%.

Operating expenses, excluding amortization of intangible assets and restructuring costs, were $10.2 million in the first quarter of fiscal 2026 compared to $11.2 million in the prior year period. The decrease is primarily a result of continued cost reduction efforts and improved operational efficiencies as part of the Company’s overall strategic realignment, offset by increased EXXUA launch investments.

Net income during the first quarter of fiscal 2026 was $2.0 million, or $0.21 net income per share basic compared to net income of $1.5 million, or $0.24 net income per share basic, in the prior year period. The fiscal 2026 and fiscal 2025 first quarter results were impacted by derivative warrant liability gains of $3.8 million and $2.9 million, respectively, primarily due to a change in the Company’s stock price.

Adjusted EBITDA was $(0.6) million for the first quarter of fiscal 2026 compared to $1.9 million in the year ago period. The change primarily relates to the benefit received in the year ago period from the rebate, as well as EXXUA launch investments.

Cash and cash equivalents were $32.6 million at September 30, 2025, compared to $31.0 million at June 30, 2025.

Conference Call Details

Date and Time: Thursday, November 13, 2025, at 4:30 p.m. Eastern time

Call-in Information: Interested parties can access the conference call by dialing (888) 506-0062 for United States callers or +1 (973) 528-0011 for international callers and using the participant access code 240426.

Webcast Information: The webcast will be accessible live and archived at https://www.webcaster5.com/Webcast/Page/2142/53111, and accessible on the Investors section of the Company’s website at https://investors.aytubio.com/ under Events & Presentations.

Replay: A teleconference replay of the call will be available until November 27, 2025, at (877) 481-4010 for United States callers or +1 (919) 882-2331 for international callers and using replay access code 53111.

About Aytu BioPharma

Aytu is a pharmaceutical company focused on advancing innovative medicines for complex central nervous system diseases to improve the quality of life for patients. The Company’s prescription products include EXXUA™ (gepirone) extended-release tablets (see Full Prescribing Information, including Boxed WARNING) for the treatment of major depressive disorder (MDD) and treatments for attention deficit-hyperactivity disorder (ADHD). Aytu is committed to delivering the Company’s medications through best-in-class patient access programs that help to enable optimal patient outcomes. For more information, please visit aytubio.com or follow us on LinkedIn.

About EXXUA

EXXUA is a novel oral selective serotonin 5HT1a receptor agonist indicated for the treatment of major depressive disorder (MDD) in adults. EXXUA is also being developed for other psychiatric disorders.

INDICATIONS and IMPORTANT SAFETY INFORMATION for EXXUA

INDICATIONS

EXXUA is indicated for the treatment of major depressive disorder (MDD) in adults.

IMPORTANT SAFETY INFORMATION

Antidepressants increased the risk of suicidal thoughts and behaviors in pediatric and young adult patients in short-term studies. Closely monitor all antidepressant-treated patients for clinical worsening and emergence of suicidal thoughts and behaviors.

EXXUA is not approved for use in pediatric patients.

Do not take EXXUA if you:

●	are allergic to EXXUA or any of the ingredients in EXXUA.
●	have a prolonged QTc interval greater than 450 msec or congenital long QT syndrome.
●	are taking medicines known as strong CYP3A4 inhibitors. Ask your healthcare provider if you are not sure if you are taking one of these medicines.
●	have severe liver problems.
●

are taking, or have stopped taking within the last 14 days, a medicine called a monoamine oxidase inhibitor (MAOI), including the antibiotic linezolid or intravenous methylene blue. Ask your healthcare provider or pharmacist if you are not sure if you take an MAOI, including the antibiotic linezolid or intravenous methylene blue.

Do not start taking an MAOI for at least 14 days after you have stopped treatment with EXXUA.

EXXUA may cause serious side effects, including:

Changes in the electrical activity of your heart called QT prolongation. QT prolongation can cause irregular heartbeats that can be life-threatening. Your healthcare provider will check the electrical activity of your heart with a test called an electrocardiogram (ECG) and will also do blood tests to check your levels of body salts (electrolytes) before and during treatment with EXXUA. Your healthcare provider may check your electrolytes more often during treatment if you have heart failure, a slow heart rate, abnormal levels of electrolytes in your blood, or if you take other medications that can prolong the QT interval of your heartbeat.

A potentially life-threatening problem called serotonin syndrome can happen when EXXUA is taken with certain other medicines.

Manic episodes may happen in people with bipolar disorder who take EXXUA.

Please read FULL PRESCRIBING INFORMATION for EXXUA.

Footnote 1

Aytu uses the term adjusted EBITDA, which is a term not defined under United States generally accepted accounting principles (“U.S. GAAP”). The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance. The Company believes that presenting adjusted EBITDA by certain categories allows investors to evaluate the various performance of these categories. The Company’s method of computation of adjusted EBITDA may or may not be comparable to other similarly titled measures used by other companies. The Company believes that net income is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted EBITDA. See below for a reconciliation of net income to adjusted EBITDA.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). All statements other than statements of historical facts contained in this press release, are forward-looking statements. Forward-looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. All statements other than statements of historical facts contained in this presentation, are forward-looking statements. These statements are predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others, risks associated with: the Company’s overall financial and operational performance, potential adverse changes to the Company’s financial position or its business, the results of operations, strategy and plans, changes in capital markets and the ability of the Company to finance operations in the manner expected, risks relating to gaining market acceptance of its products, its partners performing their required activities, its anticipated future cash position, regulatory and compliance challenges and future events under current and potential future collaborations. The Company also refers you to (i) the risks described in “Risk Factors” in Part I, Item 1A of the Company’s most recent Annual Report on Form 10‑K and in the other reports and documents it files with the United States Securities and Exchange Commission.

Contacts for Investors

Ryan Selhorn, Chief Financial Officer

Aytu BioPharma, Inc.

rselhorn@aytubio.com

Robert Blum

Lytham Partners

aytu@lythampartners.com

Aytu BioPharma, Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended
	September 30,
	2025	2024
Net revenue	$13,888	$16,574
Cost of goods sold	4,702	4,589
Gross profit	9,186	11,985

Operating expenses:
Selling and marketing	5,322	5,659
General and administrative	4,924	5,125
Research and development	—	426
Amortization of intangible assets	444	921
Restructuring costs	—	784
Total operating expenses	10,690	12,915
Loss from operations	(1,504)	(930)
Other income, net	201	542
Interest expense	(516)	(994)
Derivative warrant liabilities gain	3,784	2,880
Income from continuing operations before income tax expense	1,965	1,498
Income tax expense	—	(405)
Net income from continuing operations	1,965	1,093
Net income from discontinued operations, net of tax	—	381
Net income	$1,965	$1,474

Basic weighted-average common shares outstanding	9,441,073	6,068,019
Diluted weighted-average common shares outstanding	19,476,635	9,099,601

Net income (loss) per share:
Basic - continuing operations	$0.21	$0.18
Diluted - continuing operations	$(0.08)	$(0.20)
Basic - discontinued operations, net of tax	$—	$0.06
Diluted - discontinued operations, net of tax	$—	$0.04
Basic - net income	$0.21	$0.24
Diluted - net loss	$(0.08)	$(0.15)

Aytu BioPharma, Inc.

Unaudited Consolidated Balance Sheets

(in thousands, except share data)

	September 30,	June 30,
	2025	2025
ASSETS
Current assets:
Cash and cash equivalents	$32,630	$30,952
Accounts receivable, net	33,225	31,155
Inventories	10,100	11,434
Prepaid expenses and other current assets	5,154	5,638
Total current assets	81,109	79,179
Non-current assets:
Property and equipment, net	500	532
Operating lease right-of-use assets	1,010	1,061
Intangible assets, net	41,430	42,201
Other non-current assets	939	1,204
Total non-current assets	43,879	44,998
Total assets	$124,988	$124,177

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,342	$10,601
Accrued liabilities	36,700	38,164
Revolving credit facility	14,873	9,063
Current portion of debt	1,857	1,857
Other current liabilities	221	3,379
Total current liabilities	65,993	63,064
Non-current liabilities:
Debt, net of current portion	10,447	10,895
Derivative warrant liabilities	20,424	26,334
Other non-current liabilities	4,953	4,918
Total non-current liabilities	35,824	42,147
Stockholders’ equity:
Preferred stock, par value $0.0001; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $0.0001; 200,000,000 shares authorized; 9,911,913 and 8,976,913 shares issued and outstanding, respectively	1	1
Additional paid-in capital	354,740	352,500
Accumulated deficit	(331,570)	(333,535)
Total stockholders’ equity	23,171	18,966
Total liabilities and stockholders’ equity	$124,988	$124,177

Aytu BioPharma, Inc.

Unaudited Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

	Three Months Ended
	September 30,
	2025	2024
Net income - GAAP	$1,965	$1,474
Interest expense	516	994
Income tax expense	—	405
Depreciation and amortization	803	1,334
Stock-based compensation expense	114	173
Other income, net	(201)	(542)
Derivative warrant liabilities gain	(3,784)	(2,880)
Non-recurring legal fees	—	402
Restructuring costs	—	784
Pipeline research and development costs	—	168
Net income from discontinued operations, net of tax	—	(381)
Adjusted EBITDA - non-GAAP	$(587)	$1,931